Exhibit 1.2

China.com’s online games unit continues strong growth momentum

Online game Yulgang recorded over 260,000 peak concurrent users in Q4 FY2005

(Beijing and Atlanta; 9 February 2006) - China.com Inc. (“China.com”; Hong Kong Stock Code: 8006), a Mobile Value Added Services (MVAS), Internet services and online game provider operating principally in China, and an 81%-owned subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that its online game, ‘Yulgang’, surpassed 260,000 peak concurrent users in Q4 FY2005, representing a quarter-on-quarter increase of 39%.

Other compelling quarterly metrics for ‘Yulgang’ include:

● Average concurrent users per day numbered 162,000 in Q4 FY2005, up 34% from 121,000 in Q3 FY2005

● Registered users totaled 14,966,000 in Q4 FY2005, up 63% from 9,170,000 in Q3 FY2005

● Average virtual merchandise sold per day amounted to 28,000 units in Q4 FY2005, up 65% from 17,000 units in Q3 FY2005

● Server groups throughout China supporting ‘Yulgang’ and the company’s other online games numbered 36, up 33% from 27 server groups in Q3 FY2005

‘Yulgang’ is a massively multiplayer online role-playing game (MMORPG) with 3D graphics and cartoon-style characters developed by MGame in Korea. The game pioneered the “free-to-play and pay-for-virtual merchandise” business model for MMORPGs in China and was noted by 17173.com as the second most popular MMORPG among over 50 new online games launched in China in 2005.

“We are thrilled to see that ‘Yulgang’ has achieved a new record high of peak concurrent users and registered users. I wish to thank the players for embracing ‘Yulgang’ and my dedicated team, ” said Albert Lam, CEO of China.com Inc. “We will continue to strive to grow our online gaming business through additional updates to offer attractive and localized content, technology innovation, and expanded around-the-clock customer support, as well as new game development.”

“The success of ‘Yulgang’ in China further reiterates our strategy of incubating successful companies. We will continue to leverage its momentum to expand our footprint in this high growth market and deliver enhanced value to our customers and shareholders,” said Steven Chan, Acting CEO, CDC Corporation.

In October 2005, China.com formed a wholly-owned subsidiary, CDC Games Limited, to hold all of its assets and strategic alliances related to online games which the company continues to build. The newly formed subsidiary aims to further capture the tremendous business opportunities in China’s fast-growing gaming market.

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About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website http://www.cdccorporation.net

About China.com Inc.
China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading Mobile Value Added Services (MVAS), Internet services and online game company operating principally in China, and an 81%-owned subsidiary of CDC Corporation (formerly chinadotcom corporation) (NASDAQ: CHINA; website: www.cdccorporation.net), was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to continued growth of Yulgang, the ability of CDC Games Limited to capture business opportunities in China’s gaming market, and the growth of the online games in China in general. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability to realize strategic objectives by taking advantage of market opportunities; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; and regulatory developments in China. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2004 on Form 20-F/A filed on October 11, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.
For further information, please contact:

Media Relations Ida Ho Corporate Communications Manager China.com Inc. Tel: (852) 2237 7181 Fax: (852) 2571 0410 e-mail: ida.ho@hk.china.com	Investor Relations Craig Celek Vice President, Investor Relations CDC Corporation Tel: 1 (212) 661 2160 Fax: 1 (646) 827 2421 e-mail: craig.celek@cdccorporation.net